Exhibit 10.60

EMPLOYMENT AGREEMENT

BETWEEN

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD.

And

Daniel J O’Neill

(Executive)

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated effective as of March 17, 2015 (the “Effective Date”) is entered into by and between Electronic Cigarettes International Group, Ltd, a Nevada corporation (the “Company”), and Daniel J. O’Neill, an individual with a physical address at 304 Spring Creek Drive, Canmore, AB T1W 0G8 (the “Executive”) (collectively, the “Parties,” individually, a “Party”).

WITNESSETH:

WHEREAS, the Executive has substantial experience in consumer product goods business; and

WHEREAS, the Company desires to continue the Executive’s employment on the terms and conditions set forth in this Agreement;

WHEREAS, the Board has determined that it is in the best interests of the Company, its affiliates, and its stockholders to employ the executive as Executive Chairman, notwithstanding the possibility, threat, or occurrence of a Change in Control (as defined in Article Seven herein); and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

Article One

Definitions

1.           Definitions.  As used in this Agreement:

(a)          The term “Accrued Obligations,” when used in the case of the Executive’s death or disability shall mean the sum of (1) the that portion Executive’s Base Salary that was not previously paid to the Executive from the last payment date through the Date of Termination, and (2) an amount equal 24 months salary at the level of the Executive’s Base Salary then in effect,

(b)          The term “Automatic Extension” shall have the meaning set forth in Section 2.2 herein.

(c)          The term “Base Salary”, shall have the meaning set forth in Section 3.1 herein.

(d)          The term “Board” shall have the meaning set forth in the recitals.

(e)          The term “Cause” shall have the meaning set forth in Section 4.3 herein.

(f)          The term “Common Stock” shall mean the Common Stock, par value $0.001, of the Company.

(g)          The term “Compensation Committee” shall mean the Compensation Committee of the Company.

(h)          The term “Corporate Documents” shall mean the Company’s Articles of Incorporation, as amended and/or its Bylaws, as amended.

(i)          The term “Effective Date” shall have the meaning set forth in the preamble.

(j)          The term “Good Reason” shall have the meaning set forth in Section 4.4 herein.

(k)          The term “Initial Term” shall have the meaning set forth in Section 2.2 herein.

(l)          The term “Severance Benefit” shall have the meaning set forth in Section 4.7(a)(i) herein.

(m)        The term “Without Cause” shall have the meaning set forth in Section 4.3 herein.

(n)         The term “Without Good Reason” shall have the meaning set forth in Section 4.5 herein.

Article Two

POSITION & DUTIES

2.           Employment.

(a)          Title. The Executive shall serve as the Executive Chairman of the Company and agrees to perform services for the Company and such other affiliates of the Company, as described in Section 3 herein.

(b)          Term. The Executive’s employment shall be for an initial term of three (3) years (“Initial Term”), commencing on the Effective Date. The Executive’s employment shall be automatically extended on the day after the second year anniversary of the Effective Date (“Automatic Extension”), and on each anniversary date thereof, for additional two (2) year periods.

(c)          Duties and Responsibilities. The Executive shall report to the Board and in his capacity as an officer of the Company shall perform such duties and services as may be appropriate and as are assigned to him by the Board. During the term of this Agreement Executive shall, subject to the direction of the Board of the Company, oversee and direct the operations of the Company together with the Chief Executive Officer, and shall perform such duties as are customarily performed by an Executive Chairman of a company such as the Company or as are otherwise delegated to him from time to time by the Board, or such authority as implied by such position.

(d)          Performance of Duties. During the term of the Agreement, except as otherwise approved by the Board or as provided below, the Executive agrees to devote substantially all his business time, effort, skill and attention to the affairs of the Company and its subsidiaries, will use his best efforts to promote the interests of the Company, and will discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices. The foregoing shall not, however, preclude Executive from devoting reasonable time, attention and energy in connection with the following activities, provided that such activities do not materially interfere with the performance of his duties and services hereunder:

(a)          serving as a director or a member of a committee of any company or organization, if serving in such capacity does not involve any conflict with the business of the Company or any subsidiary and such other company or organization is not in competition, in any manner whatsoever, with the business of the Company or any of its subsidiaries;

(b)          fulfilling speaking engagements;

(c)          engaging in charitable and community activities;

(d)          managing his personal business and investments; and

(e)          any other activity approved of by the Board. For purposes of this Agreement, any activity specifically listed on Schedule A shall be considered as having been approved by the Board.

(e)          Representations and Warranties of the Executive with Respect to Conflicts, Past Employers and Corporate Opportunities. The Executive represents and warrants that:

(a)          his employment by the Company will not conflict with any obligations which he has to any other person, firm or entity;

(b)          he has not brought to the Company (during the period before the signing of this Agreement) and he will not bring to the Company any materials or documents of a former or present employer, or any confidential information or property of any other person, firm or entity; and

(c)          he will not, without disclosure to and approval of the Board, directly or indirectly, assist or have an active interest in (whether as a principal, stockholder, lender, employee, officer, director, partner, venturer, consultant or otherwise) in any person, firm, partnership, association, corporation or business organization, entity or enterprise that competes with or is engaged in a business which is substantially similar to the business of the Company; provided, however, that ownership of not more than two percent (2%) of the outstanding securities of any class of any publicly held corporation shall not be deemed a violation of this Section 2.5; provided, further, that any investment specifically listed on Schedule A shall not be deemed a violation of this Section 2.5.

(f)          Activities and Interests with Companies Doing Business with the Company. In addition to those activities and interests of Executive disclosed on Schedule A attached hereto, Executive shall promptly disclose to the Board, in accordance with the Company’s policies, full information concerning any interests, direct or indirect, he holds (whether as a principal, stockholder, lender, executive, director, officer, partner, venturer, consultant or otherwise) in any business which, as reasonably known to Executive, purchases or provides services or products to, the Company or any of its subsidiaries, provided that the Executive need not disclose any such interest resulting from ownership of not more than two (2%) of the outstanding securities of any class of any publicly held corporation.

(g)          Other Business Opportunities. Nothing in this Agreement shall be deemed to preclude the Executive from participating in other business opportunities if and to the extent that: (a) such business opportunities are not directly competitive with, similar to the business of the Company, or would otherwise be deemed to constitute an opportunity appropriate for the Company; (b) the Executive’s activities with respect to such opportunities do not have a material adverse effect on the performance of the Executive’s duties hereunder, and (c) the Executive’s activities with respect to such opportunity have been fully disclosed in writing to the Board.

Article Three

compensation

3.           Compensation.

(a)          Base Salary. Executive shall receive an initial annual base salary of Three Hundred and Ninety Thousand Dollars ($390,000.00), payable according to the Company’s normal payroll policies and procedures (the “Base Salary”) and subject to all federal, state, and municipal withholding requirements. In the first year of employment, the executive will consider deferring a portion of his salary given the cash-flow situation of the firm. The Base Salary shall be reviewed by the Board annually for adequacy.

(b)          Cash Bonus. The Executive shall be eligible for a cash bonus equal to an amount of up to two (2) times base salary as determined by the Compensation Committee of the Board or by the independent directors (as that term is defined by the stock exchange or market on which the Company’s shares may be the traded). Achievement of cash bonus will be based on achievement of objective metrics as approved by the Board of Directors, established no later than March 31st of each year.

(c)          Equity-Based Compensation. The Executive shall be entitled to participate in all equity-based compensation plans offered by the Company and as determined by the Board of Directors. The Executive shall be eligible for an equity bonus equal to an amount of up to two (2) times base salary in value as determined by the Compensation Committee of the Board or by the independent directors (as that term is defined by the stock exchange or market on which the Company’s shares may be the traded). Achievement of equity bonus will be based on achievement of objective metrics as approved by the Board of Directors, established no later than March 31st of each year.

(a)          As a sign-on incentive, the Executive will receive 30,000,000 options at fair market value on the day of issuance.

(b)          the Executive understands that as of the date of this Agreement, the only stock-based plan offered by the Company is the 2014 Long-Term Incentive Plan.

(c)          Upon a Change of Control, all equity-based compensation will be deemed to have vested as of the Change of Control Effective Date (as defined by Article 7 herein).

(d)          Participation In Benefit Plans.

(a)          Retirement Plans. Executive shall be entitled to participate, without any waiting or eligibility periods, in all qualified retirement plans provided to other executive officers and other key employees.

(b)          Taxes. The Company shall pay, on a grossed-up basis for federal, state, and local income taxes, the amount of any excise tax payable by Executive as a result of any payments triggered by this Agreement, or other compensation agreements between Executive and the Company, or any of its subsidiaries and any income tax payable by Executive as a result of any payments in Common Stock triggered by this Agreement or other compensation agreements between Executive and the Company, or any of its subsidiaries, except as might otherwise be provided such benefit plan.

(c)          Employee Benefit Plans and Insurance. The Executive shall have the right to participate in employee benefit plans and insurance programs of the Company that the Company may sponsor from time to time and to receive customary Company benefits, if those benefits are so offered. Nothing herein shall obligate Executive to accept such benefits if and when they are offered.

(d)          Vacation.

(i)          The Executive shall be entitled to take such vacations, with pay, as are customary among other Executive Chairman of organizations of similar size and nature, which vacation level shall be reviewed by the Compensation Committee from time to time. No more than 1.5 times (1.5x) Executive’s authorized annual vacation allocation may be accrued, at any given time. In the event that Executive has reached his maximum authorized vacation allocation, accrual will not re-commence until Executive uses some of his paid vacation credit and thereby brings the balance below his maximum. Accrued paid vacation credit forfeited because of an excess balance cannot be retroactively reapplied.

(ii)         Pay will only be provided for any unused, accrued paid vacation credit at the time of Executive’s separation from the business by the Company due to a reduction in force, by Executive upon retirement, or upon the death of an employee, provided that Executive has been a regular full-time employee for three calendar months prior to such event. Termination of employment for Cause by the Company, or Executive’s resignation, will result in the forfeiture of any unused paid vacation credit.

(e)          Paid Holidays. The Executive shall be entitled to such paid holidays as are generally available to all employees. As of the date of this Agreement, the Company’s employees are permitted to observe ten (10) paid holidays.

(f)          Reimbursement. Executive shall be entitled to reimbursement within a reasonable time for all properly documented and approved expenses for travel in accordance with the company expense policy. The Company shall reimburse business expenses of Executive directly related to Company business, including, but not limited to, airfare, lodging, meals, travel expenses, medical expenses while traveling not covered by insurance, business entertainment, expenses associated with entertaining business persons, local expenses to governments or governmental officials, tariffs, applicable taxes outside of the United States, special expenses associated with travel to certain countries, supplemental life insurance or supplemental insurance of any kind or special insurance rates or charges for travel outside the United States (unless such insurance is being provided by the Company), rental cars and insurance for rental cars, and any other expenses of travel that are reasonable in nature or that have been otherwise pre-approved. Executive shall be governed by the travel and entertainment policy in effect at the Company.

(e)          Severance Benefit. In the event that Executive’s employment is terminated, other than for Cause, Executive shall receive compensation pursuant to Section 4.7 herein.

(f)          Payroll Procedures and Policies. All payments required to be made by the Company to the Executive pursuant to this Article Three shall be paid on a regular basis in accordance with the Company’s normal payroll procedures and policies.

(g)          Excise Tax Gross-Up.

(a)          If any payment to or in respect of the Executive by the Company or any affiliate, whether pursuant to this Employment Agreement or otherwise (a “Payment”), is determined to be a “parachute payment” as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) (such payment, a “Parachute Payment”) and also to be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being herein collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment from the Company (the “ Gross-Up Payment ”) in an amount such that the net amount of such additional payment retained by the Executive, after payment of all federal, state and local income and employment and Excise Taxes imposed on the Gross-Up Payment, shall be equal to the Excise Tax imposed on the Payment. Notwithstanding the foregoing or any other provision of this Employment Agreement, if it shall be determined that the Executive is entitled to a Gross-Up Payment but that the net present value of the Parachute Payments (calculated at the discount rate in effect under Section 280G of the Code) do not exceed 110% of the Reduced Amount (as defined below), then no Gross-Up Payment shall be made to the Executive and the aggregate amount of the Parachute Payments otherwise payable under this Employment Agreement shall be reduced to the Reduced Amount; provided, that the foregoing reduction shall not be made if the Accounting Firm (as defined below) determines that the net after-tax benefit of the payments to the Executive without the reduction imposed is more than 110% of the net after-tax benefit of the payments to the Executive with the reduction imposed. For purposes of the foregoing, the term “Reduced Amount” shall mean the greatest amount of Parachute Payments that could be paid to the Executive such that the receipt of such Parachute Payments would not give rise to any Excise Tax. The determination of which Payments shall be reduced pursuant to this Section 3.8(a) shall be made by an independent accounting firm of recognized standing selected by the Company and reasonably acceptable to the Executive (the “Accounting Firm”), in consultation with the Executive and shall be reasonably acceptable to him, and such determination shall be made at the time it is determined whether any payments made to the Executive are subject to the Excise Tax.

(b)          Subject to the provisions of Section 3.8(c) hereof, all determinations required to be made under this Section 3.8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm. The initial determination of whether a Gross-Up Payment is required, and if so, the amounts of the Excise Tax and Gross-Up Payment, shall be determined by the Accounting Firm, whose written report shall be delivered to the Company and to the Executive. Not later than sixty (60) days after any Payment, the Accounting Firm shall determine whether a Gross-Up Payment is due with respect to such Payment, and such Gross-Up Payment shall be paid by the Company to the Executive (except to the extent any portion thereof is paid to the taxing authorities on behalf of the Executive) not later than ten (10) days following the Accounting Firm’s determination. The Executive and the Company shall cooperate in good faith as to the treatment of a Payment for tax reporting and withholding purposes.

(c)          The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but in no event later than the earlier of (i) thirty (30) days after the Executive is informed in writing of such claim or (ii) fifteen (15) days before the date on which such claim is requested to be paid, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

i.	give the Company any information reasonably requested by the Company relating to such claim;

ii.	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Executive;

iii.	cooperate with the Company in good faith in order effectively to contest such claim; and

iv.	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless for any Excise Tax or federal, state and local income and employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3.8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an after-tax basis, and shall hold the Executive harmless from any Excise Tax or federal, state or local income or employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. The Company’s control of the contest, however, shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may by, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)          If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3.8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 3.8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3.8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)          In the event that the Excise Tax is subsequently determined to be less than initially determined, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to the Executive or otherwise realized as a benefit by the Executive) the portion of the Gross-Up Payment that would not have been paid if the Excise Tax as subsequently determined had been applied initially in calculating the Gross-Up Payment, with the amount of such repayment determined by the Accounting Firm; provided that the amount of required repayment by the Executive shall be reduced, as the Accounting Firm may determine, in order to avoid putting the Executive in a worse after-tax position than he would have enjoyed had the amount of Excise Tax been correctly determined in the first instance, such determination to be made on a basis consistent with the intention of this Section 8A, which is to make the Executive whole on an after-tax basis on account of any Excise Tax (including related interest and penalties). Similarly, if the amount of Gross-Up Payments actually made by the Company is subsequently determined by the Accounting Firm to have been inadequate to satisfy the Company’s obligation to protect the Executive against the Excise Tax (including related interest and penalties), additional Gross-Up Payments shall be made as directed by the Accounting Firm. The Executive and the Company shall each have the right at all times to have the Accounting Firm review and confirm or revise earlier calculations.

Article Four

Termination OF EMPLOYMENT

4.1           Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Term.

4.2           Disability. If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Employment Term, the Company may give the Executive notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment hereunder shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided, that, within the 30-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties hereunder on a full-time basis for an aggregate of 180 days within any given period of 270 consecutive days (in addition to any statutorily required leave of absence and any leave of absence approved by the Company) as a result of incapacity of the Executive, despite any reasonable accommodation required by law, due to bodily injury or disease or any other mental or physical illness, which will, in the opinion of a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative, be permanent and continuous during the remainder of the Executive’s life.

4.3         Termination by Company.

(a)          Termination for Cause.

The Company may terminate the Executive’s employment hereunder for Cause (as defined below). For purposes of this Agreement, “Cause” shall mean:

(i)          the willful and continued failure of the Executive to perform substantially the Executive’s duties hereunder (other than any such failure resulting from bodily injury or disease or any other incapacity due to mental or physical illness) after a written demand for substantial performance is delivered to the Executive by the Board or the Chairman of the Company, which specifically identifies the manner in which the Board or the Chairman of the Company believes the Executive has not substantially performed the Executive’s duties; or

(ii)         the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably detrimental to the Company and/or its affiliated companies, monetarily or otherwise.

For purposes of this provision, no act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, upon the instructions of the Chairman or another Board Member of Company, or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and its affiliated companies. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(iii)        the Executive’s conviction of, or plea of nolo contendere to, any felony of theft, fraud, embezzlement or violent crime.

(b)          Termination without Cause.

All terminations by the Company that are not for Cause, shall be considered Without Cause.

4.4           Termination by Executive. The Executive may terminate the Executive’s employment hereunder at any time during the Employment Term for Good Reason (as defined below) For purposes of this Agreement, “Good Reason” shall mean any of the following (without the Executive’s express written consent):

(a)          The assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), duties, functions, responsibilities or authority as contemplated by Section 2.3 of this Agreement, or any other action by the Company that results in a diminution in such position, duties, functions, responsibilities or authority, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(b)          Any failure by the Company to comply with any of the provisions of Section 2.3 of this Agreement, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(c)          The Company’s requiring the Executive to be based at any office or location other than as provided in Section 2.8 of this Agreement or the Company’s requiring the Executive to travel on the Company’s or its affiliated companies’ business to a substantially greater extent than during the three-year period immediately preceding the Effective Date;

(d)          Any failure by the Company to comply with and satisfy Section 8.1 of this Agreement; or

(e)          Any purported termination by the Company of the Executive’s employment hereunder otherwise than as expressly permitted by this Agreement, and for purposes of this Agreement, no such purported termination shall be effective.

For purposes of this Section 4.4, any good faith determination of “Good Reason” made by the Executive shall be conclusive.

4.5           Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive (other than a termination pursuant to Section 4.1) shall be communicated by a Notice of Termination (as defined below) to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) in the case of a termination for Disability, Cause or Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (c) specifies the Date of Termination (as defined in Section 4.7 below); provided, however, that notwithstanding any provision in this Agreement to the contrary, a Notice of Termination given in connection with a termination for Good Reason shall be given by the Executive within a reasonable period of time, not to exceed 120 days, following the occurrence of the event giving rise to such right of termination. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

4.6           Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean the effective date of termination of the Executive’s employment hereunder, which date shall be (a) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death, (b) if the Executive’s employment is terminated because of the Executive’s Disability, the Disability Effective Date, (c) if the Executive’s employment is terminated by the Company (or applicable affiliated company) for Cause or by the Executive for Good Reason, the date on which the Notice of Termination is given, (d) if the Executive’s employment is terminated pursuant to Section 2.2, the date on which the Employment Term ends pursuant to Section 2.2 due to a party’s delivery of a Notice of Termination thereunder, and (e) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which date shall in no event be earlier than the date such notice is given; provided, however, that if within 30 days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

4.7          Obligations of the Company upon Termination.

(a)          Good Reason or Change of Control; Other Than for Cause. If, during the Employment Term, the Company (or applicable affiliated company) shall terminate the Executive’s employment hereunder other than for Cause or the Executive shall terminate the Executive’s employment either for Good:

(i)          the Company shall pay to the Executive in a lump sum (A) the sum of (1) Executive’s Base Salary, if any, which has been earned but not paid through the Termination Date, (2) the product of (x) the Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date and the denominator of which is 365, and (3) any accrued vacation or other pay pursuant to the Corporation’s vacation policy, to the extent not previously paid; and (B) an amount equal to the sum of (1) an amount equal to 36 months of Executive’s Base Salary and (2) the Annual Bonus multiplied by a factor of 3;

(ii)         all stock options, stock appreciation rights, and restricted stock shall immediately vest;

(iii)        all stock options and stock appreciation rights shall be payable in Common Stock;

(iv)        all performance share shall immediately vest and

(v)         the Company shall pay, on a grossed-up basis (as determined in the same manner as under Section 3.4(b) herein the amount of any excise and income taxes payable by Executive as a result of any payments in Common Stock triggered by this Agreement, or other agreements between Executive and the Company, or any of its subsidiaries.

to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice or arrangement or contract or agreement of the Company and its affiliated companies (such other amounts and benefits hereinafter referred to as the “Other Benefits”).

(b)          Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Term, this Agreement shall terminate without further compensation obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 90 days of the Date of Termination) and the timely payment or settlement of any other amount pursuant the Other Benefits and (ii) treatment of all other compensation under existing plans as provided by the terms and rules of those plans.

(c)          Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Term, this Agreement shall terminate without further compensation obligations to the Executive, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive in a lump sum in cash within 90 days of the Date of Termination) and the timely payment or settlement of any other amount pursuant to the Other Benefits and (ii) treatment of all other compensation under existing plans as provided by the terms and rules of those plans.

(d)          Cause; Other than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Term, this Agreement shall terminate without further compensation obligations to the Executive other than the obligation to pay to the Executive Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive and any accrued vacation or other pay pursuant to the Corporation’s vacation policy, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates the Executive’s employment during the Employment Term, excluding a termination either for Good Reason or (ii) a Change of Control, this Agreement shall terminate without further compensation obligations to the Executive, other than for that portion of Executive’s Base Salary that was not previously paid to the Executive from the last payment date through the effective date of the Executive’s voluntary termination, any accrued vacation or other pay pursuant to the Corporation’s vacation policy and the timely payment or provision of the Other Benefits, as provided in any applicable plan, and the Executive shall have no further obligations nor liability to the Company. In such case, any amounts owed to the Executive shall be paid to the Executive in a lump sum in cash within 90 days of the Date of Termination subject to applicable laws and regulations.

4.8           Continuation of Payments During Disputes. The Parties agree that in the case of:

(a)          termination which the Company contends is for Cause, but Executive claims is not for Cause; or

(b)          termination by Executive under Section 4.4 herein,

the Company shall continue to pay all compensation due to Executive hereunder until the resolution of such dispute, but the Company shall be entitled to repayment of all sums so paid, if it ultimately shall be determined by a court of competent jurisdiction, in a final non-appealable decision, that the termination was for Cause or such termination by Executive was not authorized under Section 4.4 herein, and all sums so repaid shall bear interest at the prime rate as published in The Wall Street Journal on the date on which such court makes such determination. Any such reimbursement of payments by Executive shall not include any legal fees or other loss, costs, or expenses incurred by the Company, notwithstanding any provision of the Indemnification Agreement, which is attached as Exhibit A and is considered a part of this Agreement.

Article Five

indemnification

5.           Indemnification.  The Executive shall be indemnified and held harmless pursuant to the terms and conditions set forth in the Indemnification Agreement substantially in the form attached as Exhibit A hereto.

Article Six

confidentiality

6.           Confidentially; Non-Competition; and Non-Solicitation.

(a)          Confidentiality. In consideration of employment by the Company and Executive’s receipt of the salary and other benefits associated with Executive’s employment, and in acknowledgment that (a) the Company is engaged in the electronic cigarette and related businesses, (b) maintains secret and confidential information, (c) during the course of Executive’s employment by the Company such secret or confidential information may become known to Executive, and (d) full protection of the Company’s business makes it essential that no employee appropriate for his or her own use, or disclose such secret or confidential information, Executive agrees that during the time of Executive’s employment and for a period of two (2) years following the termination of Executive’s employment with the Company, Executive agrees to hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for his own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings, or other confidential or proprietary information of any kind, nature, or description (whether or not acquired, learned, obtained, or developed by Executive alone or in conjunction with others) belonging to or concerning the Company or any of its subsidiaries, except (i) with the prior written consent of the Company duly authorized by its Board, (ii) in the course of the proper performance of Executive’s duties hereunder, (iii) for information (x) that becomes generally available to the public other than as a result of unauthorized disclosure by Executive or his affiliates or (y) that becomes available to Executive on a non-confidential basis from a source other than the Company or its subsidiaries who is not bound by a duty of confidentiality, or other contractual, legal, or fiduciary obligation, to the Company, or (iv) as required by applicable law or legal process.

(b)          Non-Competition. During Executive’s employment with the Company and for so long as Executive receives any Severance Benefit or is receiving any Severance Amount provided under this agreement in respect of the termination of his employment, Executive shall not be engaged as an officer or executive of, or in any way be associated in a management or ownership capacity with any corporation, company, partnership or other enterprise or venture which conducts a business which is in direct competition with the business of the Company; provided, however, that Executive may own not more than two percent (2%) of the outstanding securities, or equivalent equity interests, of any class of any corporation, company, partnership, or either enterprise that is in direct competition with the business of the Company, which securities are listed on a national securities exchange or traded in the over-the-counter market. For purposes of this Agreement, a lump sum payment equivalent made to Executive shall be judged in relation to his most recent annual base salary to determine whether Executive is continuing to receive a Severance Benefit or Severance Amount and shall be measured from the date such payment is received. It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

(c)          Non-Solicitation. Executive also agrees that he will not, directly or indirectly, during the term of his employment or within one (1) year after termination of his employment for any reason, in any manner, encourage, persuade, or induce any other employee of the Company to terminate his employment, or any person or entity engaged by the Company to represent it to terminate that relationship without the express written approval of the Company. It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

Article Seven

Change of Control

7.          Certain Definitions.

7.1           Change of Control Effective Date. The “Change of Control Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 7.2) on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive’s employment with the Company (or applicable affiliated company) is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Change of Control Effective Date” shall mean the date immediately prior to the date of such termination of employment.

7.2           Change of Control Period. The “Change of Control Period” shall mean the period commencing on the date of this Agreement and ending on the third anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof herein referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate three years after such Renewal Date.

7.3           Change of Control. For purposes of this Agreement, a “Change of Control” shall mean:

(a)          the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% or more of either (A) the then outstanding Common Shares the Company (the “Outstanding Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this Subsection 7.3(a) the following acquisitions shall not constitute a Change of Control: (w) Company-sponsored recapitalization that is approved by the Incumbent Board, as defined below; (x) a capital raise initiated by the Company where the Incumbent Board remains for at least at least 548 days after the closing date of the raise, or (y) an acquisition of another company or asset(s) initiated by the Company and where the Company’s shareholders immediately after the transaction own at least 51% of the shares of the combined concern; or

(b)          individuals who, as of the date of this Agreement, constitute the Company’s Board (the “Incumbent Board”) cease for any reason to constitute a majority of such Board of Directors; provided, however , that any individual becoming a director of the Company shareholders subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders was approved by a vote of a majority of the directors of the Company then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company Board; or

(c)          consummation of a reorganization, merger, amalgamation or consolidation of the Company, with or without approval by the shareholders of the Company, in each case, unless, following such reorganization, merger, amalgamation or consolidation, (i) more than 50% of, respectively, the then outstanding shares of common stock (or equivalent security) of the company resulting from such reorganization, merger, amalgamation or consolidation and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such reorganization, merger, amalgamation or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, amalgamation or consolidation, of the Outstanding Shares and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding a parent of the Company that may come into being after the date of this Agreement through any transaction deliberately undertaken by the Company after an affirmative vote of its Incumbent Directors and the Company shareholders), any employee benefit plan (or related trust) of the Company or such company resulting from such reorganization, merger, amalgamation or consolidation, and any Person beneficially owning, immediately prior to such reorganization, merger, amalgamation or consolidation, directly or indirectly, 15% or more of the Outstanding Shares or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 15% or more of, respectively, the then outstanding shares of common stock (or equivalent security) of the company resulting from such reorganization, merger, amalgamation or consolidation or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (ii) a majority of the members of the board of directors of the company resulting from such reorganization, merger, amalgamation or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, amalgamation or consolidation; or

(d)          consummation of a sale or other disposition of all or substantially all the assets of the Company, with or without approval by the shareholders of the Company, other than to a corporation, with respect to which following such sale or other disposition, (i) more than 50% of, respectively, the then outstanding shares of common stock (or equivalent security) of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Shares and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation, and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 15% or more of the Outstanding Shares or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 15% or more of, respectively, the then outstanding shares of common stock (or equivalent security) of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Incumbent Board providing for such sale or other disposition of assets of the Company; or

(e)          approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Article Eight

miscellaneous

8.           Miscellaneous.

(a)          Benefit. This Agreement shall inure to the benefit of and be binding upon each of the Parties, and their respective successors. This Agreement shall not be assignable by any Party without the prior written consent of the other Party. The Company shall require any successor, whether direct or indirect, to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by instrument in a form reasonably satisfactory to Executive, this Agreement and any other agreements between Executive and the Company or any of its subsidiaries, in the same manner and to the same extent as the Company.

(b)          Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Nevada without resort to any principle of conflict of laws that would require application of the laws of any other jurisdiction; provided, however, that Nevada law shall govern with respect to the Executive’s rights under a Change of Control under Article Seven herein.

(c)          Counterparts. This Agreement may be executed in counterparts and via facsimile, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

(d)          Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

(e)          Severability. Any term or provision of this Agreement that shall be prohibited or declared invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or declaration, without invalidating the remaining terms and provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions hereof, being severable, shall remain in full force and effect in such circumstance or situation, and such term or provision shall remain valid and in effect in any other circumstances or situation.

(f)          Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party’s counsel has drafted any portion of this Agreement.

(g)          Equitable Remedies. The Parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party, if not then in breach of this Agreement, may be without an adequate remedy at law owing to the unique nature of the contemplated relationship. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement, by the Party in breach, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

(h)          Attorney’s Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement, the prevailing Party in such action shall be entitled to recover from the Party against whom enforcement is sought its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation). In the event that Executive institutes any legal action to enforce Executive’s legal rights hereunder, or to recover damages for breach of this Agreement, Executive, if Executive prevails in whole or in part, shall be entitled to recover from the Company reasonable attorneys’ fees and disbursements incurred by Executive with respect to the claims or matters on which Executive has prevailed.

(i)          No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or default of any other Party, or otherwise, shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties and shall be effective only to the extent specifically set forth in such writing.

(j)          Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

9.           Amendment. This Agreement may be amended only by a written agreement signed by the parties hereto.

(a)          In addition, to the extent that any of the payments hereunder are or may be governed by Section 409A of the Code, the parties will work together in a commercially reasonable manner in good faith to amend any provisions as necessary for compliance or to avoid the imposition of taxes or penalties under Section 409A of the Code in a manner that maintains the basic financial provisions of this Agreement. In this connection, each party will make any amendments or adjustments reasonably requested by the other party which satisfy the foregoing condition.

(b)          It is the intention of the Company and the Executive that this Agreement comply with the requirements of Section 409A of the Code, and this Agreement will be interpreted in a manner intended to comply with Section 409A. All payments under this Agreement are intended to be excluded from the requirements of Section 409A of the Code or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(iv) of the Code. To the extent that reimbursements or in-kind benefits due to The Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to The Executive in a manner consistent with Treasury Regulations Section 1.409A-3(i)(1)(iv).

(c)          Notwithstanding anything in this Agreement to the contrary, in the event that The Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and the Executive is not “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, no payments hereunder that are “deferred compensation” subject to Section 409A of the Code shall be made to The Executive prior to the date that is six (6) months after the date of The Executive’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, The Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of Section 409A of the Code, each of the payments that may be made under Sections 2 and 4 are designated as separate payments for purposes of Treasury Regulations Section 1.409A-1(b)(4)(i)(F), 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v)(B).

(d)          For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A of the Code, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A of the Code.

(e)          The Executive’s right to any deferred compensation, as defined under Section 409A of the Code, shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment by creditors, or borrowing, to the extent necessary to avoid tax, penalties and/or interest under Section 409A of the Code.

10.         Entire Contract. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings, written or oral, with respect to the subject matter of this Agreement.

11.          Survival. This Agreement shall constitute a binding obligation of the Company and any successor thereto. Notwithstanding any other provision in this Agreement, the obligations under Articles 5 and 6 shall survive termination of this Agreement.

12.          Savings Clause. Notwithstanding any other provision of this Agreement, if the indemnification provisions in Exhibit A hereto or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Executive as to Expenses, judgments, fines, penalties and amounts paid in settlement with respect to any Proceeding to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the fullest extent permitted by applicable law.

13.          Modifications and Waivers. Notwithstanding any other provision of this Agreement, the indemnification provisions in Exhibit A hereto and the Change of Control provisions Article Seven herein, may be amended from time to time to reflect changes in Nevada law or for other reasons.

14.          Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand or (ii) if mailed by certified or registered mail with postage prepaid, on the third day after the date on which it is so mailed:

(a)          if to Executive:

Daniel J O’Neill

304 Spring Creek Drive

Canmore, AB T1W 0G8

(b)          if to the Company:

Electronic Cigarettes International Group, Ltd.

14200 Ironwood Dr, NW

Grand Rapids, Michigan 49534

Attn: Chairman, Compensation Committee

or to such other address as may have been furnished to Executive by the Company or to the Company by Executive, as the case may be.

15.          No Limitation. Notwithstanding any other provision of this Agreement, for avoidance of doubt, the parties confirm that the foregoing does not apply to or limit Executive’s rights under Nevada law or the Company’s Corporate Documents.

IN WITNESS WHEREOF, the parties have set their hands and seals hereunto on the date first above written.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD.		EXECUTIVE

By:	/s/ James P. Geiskopf	By:	/s/ Daniel J. O’Neill
Name: James P. Geiskopf		Name: Daniel J. O’Neill
Title: Chairman, Compensation Committee

Schedule A

Outside Activities

Dan O’Neill

Company or Project Name	Nature of Business	Date Hired or Commenced Involvement	Position	Compensation	Annual Time Commitment, (time away from office)

Dated: _______________

Initials: Executive: _____        Company: ______

Exhibit A

Indemnification Agreement